Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--January 9, 2014--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable January 29, 2014 to stockholders of record on January 20, 2014.

Golden Enterprises, Inc.’s total revenues for the second quarter ended November 29, 2013 were $33.5 million compared to $33.3 million last year, an increase of $244,132 or 1%. Net income for the thirteen weeks ended November 29, 2013 decreased $.04 or $416,061.

For the twenty-six weeks ended November 29, 2013, net income was $.07 per share compared to $.10 per share in the twenty-six weeks ended November 30, 2012. Total revenues year-to-date increased $705,255 or 1%, $68.7 million compared to $68.0 million last year.

Selling, general and administrative expenses for the twenty-six weeks ended November 29, 2013 increased $919,454 compared to the prior year. Along with the costs associated with the implementation of the ERP system, health insurance costs added to the SG&A total. Margins were slightly impacted in the second quarter by a shift in product mix.

The Company’s manufacturing portion of the new ERP system went into operation on October 1, 2013 and the remaining facets of the system are expected to be fully functional by the end of the third quarter. The efficiency gains from the ERP system allowed the Company to offer a group of long-term employees a separation package that will be fully implemented in the third quarter.

The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended November 29, 2013 and November 30, 2012.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 29,	November 30,	November 29,	November 30,
	2013	2012	2013	2012
Net sales	$33,486,323	$33,208,620	$68,628,161	$67,892,075

Income before income taxes	108,206	894,992	1,487,255	2,069,294
Income taxes	82,010	452,735	689,531	956,901
Net income	$26,196	$442,257	$797,724	$1,112,393

Basic and diluted income per share	$0.00	$0.04	$0.07	$0.10

Basic and diluted weighted shares outstanding	11,732,632	11,734,061	11,732,632	11,734,346

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132